                                                                 EXHIBIT (c) (2)
                                                                  EXECUTION COPY

                    STOCKHOLDER AGREEMENT, dated as of January 12, 1998, among
               CERTAINTEED CORPORATION, a Delaware corporation ("Parent"), BI EXPANSION II CORP., a Massachusetts corporation ("Sub"), and the persons listed on Schedule A hereto (each a "Stockholder", and, collectively, the "Stockholders").


          WHEREAS, Parent, Sub and Bird Corporation, a Massachusetts corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for (a) all outstanding shares of Common Stock, par value $1 per share, of the Company (the "Company Common Stock") and (b) all outstanding shares of $1.85 Cumulative Convertible Preference Stock, par value $1 per share, of the Company (the "Company Preference Stock") and (ii) the merger of Sub with the Company (the "Merger");

          WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto, which number excludes shares issuable upon the exercise of Options (as such term is defined in the Merger Agreement) held by such Stockholder; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock which may be acquired after the date hereof by such Stockholder, including shares of Company Common Stock issuable upon the exercise of Options (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Common Shares"; and

          WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Company Preference Stock set forth opposite such Stockholder's name on Schedule A hereto, which number excludes shares issuable upon the exercise of Options held by such Stockholder; such shares of Company Preference Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the

Company, together with shares of Company Preference Stock which may be acquired after the date hereof by such Stockholder, including shares of Company Preference Stock issuable upon the exercise of Options (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Preference Shares" and, together with the Common Shares, the "Shares"; and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholders enter into this Agreement;


          NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1.   Purchase and Sale of Shares.
               ----------------------------

          (a) Each Stockholder hereby severally and not jointly agrees that it shall tender its Shares into the Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional, subject to Section 8). In addition to, and not in limitation of the foregoing obligation, each Stockholder hereby severally and not jointly agrees to sell to Sub, and Sub hereby agrees to purchase, all such Stockholder's Common Shares at a price per Common Share equal to $5.50, or such higher price per share of Company Common Stock as may be offered by Sub in the Offer, and all such Stockholder's Preference Shares at a price per Preference Share equal to $20, or such higher price per share of Company Preference Stock as may be offered by Sub in the Offer. Sub's obligation to purchase is subject to the following conditions (which may be waived in the sole discretion of Sub): (a) Sub having accepted shares of Company Common Stock and Company Preference Stock for payment under the Offer or (b) if the Offer has been terminated for failure to satisfy the Minimum Condition (as defined in Exhibit A to the Merger Agreement), (i) all conditions to the Offer set forth in Exhibit A to the Merger Agreement (other than the Minimum Condition) having been satisfied and (ii) including all shares of Company Common Stock and Company Preference Stock tendered and not withdrawn at the time of termination of the Offer and all Shares to be purchased pursuant to this Agreement, the Minimum Condition would have been satisfied. Notwithstanding the foregoing, no Stockholder shall be obligated to sell such Stockholder's Shares after the scheduled final expiration time of the Offer unless (i) the Minimum Condition was not satisfied, (ii) such Stockholder did not tender such Stockholder's Shares into the Offer or withdrew such Shares and (iii) including all shares of Company Common Stock and Company Preference Stock tendered and not withdrawn at the time of termination of the Offer and all Shares to be purchased pursuant to this Agreement, the Minimum Condition would have been satisfied. Each Stockholder may tender such Stockholder's Shares into the Offer and the purchase of such Shares pursuant to the Offer shall satisfy such Stockholder's obligation to sell such Shares and Sub's obligation to purchase such Shares under this Agreement. Subject to satisfaction or waiver of the conditions set forth in the third sentence of this paragraph, Sub shall, no later that three days in advance of such closing date, specify the place, time and date (which shall not precede the final expiration or termination of the Offer) for the closing of the purchase by Sub of such Stockholder's Shares.


          2.   Representations and Warranties of the Stockholders.  Each
               ---------------------------------------------------
Stockholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

          (a)  Authority.  The Stockholder has all requisite power and authority
               ----------
     to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares.

          (b)  The Shares.  The Stockholder's Shares and the certificates
               -----------
     representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder has good and marketable title to such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Stockholder owns of record or beneficially no shares of Company Common Stock or Company Preference Stock other than such Stockholder's Shares and shares of Company Common Stock or Company Preference Stock issuable upon the exercise of Options.

          (c)  Brokers.  No broker, investment banker, financial advisor or
               --------
     other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

          (d)  Merger Agreement.  The Stockholder understands and acknowledges
               -----------------
     that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3.  Representations and Warranties of Parent and Sub.  Parent and Sub
              -------------------------------------------------
hereby jointly and severally represent and warrant to the Stockholders as follows:

          (a)  Authority.  Parent and Sub have the requisite corporate power and
               ----------
     authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

          (b)  Securities Act.  The Shares will be acquired in compliance with,
               ---------------
     and Sub will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of any of, the Securities Exchange Act of 1934, as amended, or the registration requirements of the Securities Act of 1933, as amended.

          (c)  Financing.  Sub has, or will have at the time that any payment is
               ----------
     required to be made to any Stockholder hereunder, the funds necessary to make such payment to such Stockholder.

          4.  Covenants of the Stockholders.   Each Stockholder severally and
              ------------------------------
not jointly agrees as follows:

          (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Sub or Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or

     (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

          (b) Until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder shall be deemed to be a violation of this Section 4(b) by the Stockholder.

          5.   Grant of Irrevocable Proxy; Appointment of Proxy.  (a) Each
               -------------------------------------------------
Stockholder hereby irrevocably grants to, and appoints, George B. Amoss, Bradford C. Mattson and John R. Mesher, and any other individual who shall hereafter be designated by Parent, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Organization or By-Laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

          (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

          6.   Further Assurances.  Each Stockholder will, from time to time,
               -------------------
execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Shares as contemplated by Section 5. Parent and Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

          7.   Assignment.  Neither this Agreement nor any of the rights,
               -----------
interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

          8.  Termination.  This Agreement, and all rights and obligations of
              ------------
the parties hereunder, shall terminate upon the earliest of (a) the date upon which the Merger Agreement is terminated pursuant to Section 9.01(b)(i), 9,01(b)(vi) or 9.01(b)(vii) thereof, (b) the date that is 10 business days after the later of (i) any other termination of the Merger Agreement or (ii) the expiration of the Offer at any scheduled final expiration time without the Minimum Condition being satisfied (provided that the failure to satisfy the Minimum Condition did not result from any Stockholder's failure to comply with this Agreement) and (c) the date that Parent or Sub shall have purchased and paid for the Stockholders' Shares pursuant to Section 1. As soon as practicable following any termination of this Agreement in accordance with the terms hereof, any Stockholder's Shares held by or on behalf of Parent or Sub shall be returned to the Stockholders.

          9.  Stop Transfer.  The Company agrees with, and covenants to, Parent
              --------------
and Sub that the Company shall not register the transfer of any certificate representing any Stockholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

          10. General Provisions.
              -------------------

          (a) Payments.  All payments required to be made to any party to this
              --------
     Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

          (b) Expenses.  All costs and expenses incurred in connection with
              ---------
     this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (c) Amendments.  This Agreement may be amended at any time only by a
              -----------
     written instrument executed by each of the parties hereto.

          (d)  Notice.  Any notices and other communications required or
               -------
     permitted hereunder shall be in writing and shall be addressed as follows:

          (i)  if to Parent, to

               CertainTeed Corporation
               750 East Swedesford Road
               Valley Forge, PA 19482

               Attention:  Bradford C. Mattson
                           Executive Vice President
               Telephone:  (610) 341-7927
               Telecopy:   (610) 341-7112

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019-7475

               Attention:  Philip A. Gelston, Esq.
               Telephone:  (212) 474-1548
               Telecopy:   (212) 474-3700

               and

          (ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto or such other address as shall be furnished in writing by either party in accordance with this Section 10, and any such notice or communication shall be deemed to have been given as of the date so mailed. Notices or other communications shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three business days after being mailed, (iii) if delivered by overnight courier or similar service, upon delivery, or (iv) if given by fax, upon confirmation of transmission by fax; provided that if such notice or other communications would be otherwise deemed given on a day which is not a business day, the delivery shall be deemed given the first business day following such day.

          (e)  Interpretation.  When a reference is made in this Agreement to a
               ---------------
     Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (f)  Counterparts.  This Agreement may be executed in two or more
               -------------
     counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (g)  Entire Agreement; No Third-Party Beneficiaries.  This Agreement
               -----------------------------------------------
     (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h)  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF
               --------------
     THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

          (i)  Publicity.  Except as otherwise required by law, court process or
               ----------
     the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Stockholder nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

          11.  Stockholder Capacity.  No person executing this Agreement who is
               ---------------------
or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

          12.  Performance by Sub.  Parent covenants and agrees for the benefit
               -------------------
of the Stockholders that it shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.

          13.  Enforcement.  The parties agree that irreparable damage would
               ------------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.


          IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                  CERTAINTEED CORPORATION



                                  By   /s/ John R. Mesher
                                    ----------------------------
                                    Name:  John R. Mesher
                                    Title: Vice President


                                  BI EXPANSION II CORP.



                                  By   /s/ John R. Mesher
                                    ----------------------------
                                    Name:  John R. Mesher
                                    Title: Vice President

                              STOCKHOLDERS



                                           /s/ Frank S. Anthony
                                      ------------------------------
                                           Frank S. Anthony



                                           /s/ Charles S. Bird III
                                     ------------------------------
                                           Charles S. Bird III



                                           /s/ Herbert I. Corkin
                                     ------------------------------
                                           Herbert I. Corkin



                                           /s/ R. Keith Long
                                     -------------------------------
                                           R. Keith Long



                                         /s/ Antonio J. Lorusso, Jr.
                                     -------------------------------
                                         Antonio J. Lorusso, Jr.



                                          /s/ Richard C. Maloof
                                     -------------------------------
                                         Richard C. Maloof



                                         /s/ Loren R. Watts
                                     -------------------------------
                                         Loren R. Watts

ACKNOWLEDGED AND AGREED
 TO AS TO SECTION 9:

BIRD CORPORATION

By  /s/ Frank Anthony
  -----------------------
  Name:  Frank Anthony
  Title: Vice President

                                  Schedule A
                                  ----------

-------------------------------------------------------------
                                                  Preference   Common
                                                  ----------   ------
                                                    Shares     Shares
                                                    ------     ------
       Stockholder          Common    Preference  (converted  Underlying
       -----------          ------    ----------  ----------  ----------
                            Shares      Shares    to Common)   Options
                            ------      ------    ----------   -------
----------------------------------------------------------------------
Frank S. Anthony              32,624           0            0   34,000
----------------------------------------------------------------------
Charles S. Bird III          289,263       4,000        3,595   22,500
----------------------------------------------------------------------
Herbert I. Corkin            537,600       9,500        8,539    2,500
----------------------------------------------------------------------
R. Keith Long                357,200     114,100      102,562    5,000
----------------------------------------------------------------------
Antonio J. Lorusso, Jr.      403,323       2,000        1,798    5,000
----------------------------------------------------------------------
Richard C. Maloof             46,647       2,600        2,337  155,000
----------------------------------------------------------------------
Loren R. Watts                 4,000           0            0   17,500
                           ---------     -------      -------  -------
----------------------------------------------------------------------
   Total:                  1,670,657     132,200      118,831  241,500
                           =========     =======      =======  =======
-------------------------------------------------------------

Total Common Shares assuming all Preference Shares converted and all Options exercised: 2,030,988